Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS STRONG GROWTH IN SALES AND PROFIT

•	Sales increased 11%. Consumer business sales rose 12% and industrial business sales rose 10%.

•	Earnings per share reached $0.41. On a comparable basis, excluding restructuring charges and credits, earnings per share increased 11% to $0.39.

SPARKS, MD, JUNE 26 — McCormick & Company, Incorporated (NYSE:MKC), today reported record results for the second quarter ended May 31, 2008. Earnings per share were $0.41 compared to $0.31 in the second quarter of 2007. On a comparable basis with 2007, excluding restructuring charges and credits, the Company increased earnings per share 11% to $0.39 from $0.35.

Alan D. Wilson, President and CEO, commented, “We had great results in the first half of 2008 with an 11% increase in both sales and, on a comparable basis, earnings per share. Consumers are reaching for McCormick brands around the world to add flavor and excitement to their meals. Our industrial business is performing well in the face of higher commodity costs and restaurant industry weakness. We continue to make progress in reducing costs with our restructuring program and are on track to deliver $10 million in cost savings in 2008. Our team in Canada successfully implemented SAP in early June and is on track with the integration of the Billy Bee honey business that we acquired earlier this year. Throughout the Company, employees are driving our growth in sales and profits, as well as increasing efficiency through operational improvements.

“Given the double-digit increase in year-to-date sales, we have again increased our expectations for 2008. At the end of the first quarter we projected sales growth of 5-7% for the fiscal year. With the continued benefit of favorable pricing, volume and product mix, and foreign exchange rates, we now expect to grow sales at a high single-digit rate. Excluding the impact of restructuring charges and credits, we also expect to increase gross profit and operating income at a high single-digit rate.

“We are reaffirming this year’s goal to achieve earnings per share in a range of $1.97 to $2.01, which includes an estimated $0.10 per share of restructuring charges. On a comparable basis with 2007, excluding restructuring charges, this is an increase of 8 to 10%. As we indicated earlier this year we are planning to increase marketing support behind our brands in 2008 with a large portion of this increase scheduled to occur in the third quarter. As a result, we expect a modest increase in third quarter earnings per share versus last year on a comparable basis, followed by a more significant increase in the fourth quarter. With an effective and sustainable business strategy, we are providing the fuel for continued growth and driving strong financial performance.”

Sales in the second quarter rose 11%, which included a 4% increase resulting from favorable foreign exchange rates. While higher pricing contributed significantly to the sales growth, the impact of volume and product mix was also favorable and due in part to new products, new distribution and incremental sales from recent acquisitions. The Company was able to offset a steep increase in commodity costs with pricing actions, cost reduction programs and favorable product mix and achieve a 10% increase in gross profit. When restructuring charges and credits are excluded, operating income increased at a lower rate than gross profit mainly due to a second quarter increase in marketing support designed to drive growth of branded products in both U.S. and international markets.

Earnings per share were $0.41 compared to $0.31 in the second quarter of 2007. This quarter a restructuring credit increased earnings per share $0.02, which included a gain on the sale of a manufacturing facility, while in the second quarter of 2007, a charge of $0.04 reduced earnings per share. Excluding the impact of the restructuring program in both years, second quarter earnings per share rose $0.04 from the year ago period, which was an 11% increase. Higher operating income, including the impact of increased marketing support, added $0.02 per share, and favorable interest income and expense added $0.02 per share.

Year-to-date, cash from operations was $93 million compared to a negative $8 million in the first half of 2007 which has the Company on track to deliver at least $300 million in cash from operations for fiscal year 2008. The improved result during the first half of 2008 was largely due to a decrease in payments related to the restructuring plan, receivables collections, lower retirement plan contributions and the timing of tax payments.

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended		Six Months Ended
	May 31 2008	May 31 2007	May 31 2008	May 31 2007
Net sales	$417.5	$372.5	$827.9	$747.3
Operating income	60.5	48.9	124.9	103.8
Operating income, excluding restructuring charges	55.8	53.1	122.7	113.3

For the second quarter, sales for McCormick’s consumer business rose 12% and 7% in local currency. The Company grew sales through favorable product mix and increased volume that included the impact of recent acquisitions, as well as pricing actions taken to offset higher costs. Consumer sales in the Americas rose 11% and 10% in local currency. In this region, higher volume and favorable product mix drove two thirds of the increase with the impact of new products and new distribution, as well as the Billy Bee acquisition, with the remaining portion of the sales increase coming from higher pricing. Consumer sales in Europe increased 13% and 2% in local currency. This increase was due to pricing and the acquisition of Thai Kitchen. In the Asia/Pacific region, consumer sales rose 17% and 4% in local currency, led by higher volume in China.

For the second quarter, consumer business operating income excluding restructuring charges rose to $55.8 million from $53.1 million in 2007, a increase of 5%. The benefit of the 12% increase in sales was offset in part by an 19% increase in marketing support behind the Company’s brands which lowered operating income by $4 million during the quarter.

Industrial Business

(in millions)

	Three Months Ended		Six Months Ended
	May 31 2008	May 31 2007	May 31 2008	May 31 2007
Net sales	$346.6	$314.7	$660.2	$592.6
Operating income	20.0	18.0	33.0	29.5
Operating income, excluding restructuring charges	21.6	21.0	36.0	35.0

For the second quarter, sales for McCormick’s industrial business increased 10% and 8% in local currency. This increase was due to higher prices taken in response to higher costs of flour, soy oil, cheese and other commodities. Industrial sales in the Americas rose 8% and 6% in local currency. In this region, the Company was successful in passing through higher prices with only a modest decline in product mix and volume. While weakness in the restaurant industry is affecting sales in this region, a number of recently introduced new products are having a positive impact. In Europe, industrial sales rose 10% and 9% in local currency with two thirds of the increase from higher prices and one third from favorable product mix and volume. Strong demand by restaurant customers in the Asia/Pacific region led to a 27% increase in industrial sales in the second quarter. In local currency, the increase was 14%.

For the second quarter, industrial business operating income, excluding restructuring charges, was $21.6 million. The benefit of the 10% increase in sales was largely offset by higher commodity costs during the quarter. The Company has continued to work in collaboration with its strategic customers to contract for future purchases and pass through higher costs with increased prices.

Non-GAAP Financial Measures

The pro forma information in this press release (which excludes restructuring charges and credits) is not a measure that is defined in generally accepted accounting principles (“GAAP”). Management believes the pro forma information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations. Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2008 and 2007.

	Three Months Ended		Six Months Ended
(in millions except per share data)	May 31 2008	May 31 2007	May 31 2008	May 31 2007
Operating income	$80.5	$66.9	$157.9	$133.3
Impact of restructuring charges (credits)	(3.1)	7.2	0.8	15.0

Pro forma operating income	$77.4	$74.1	$158.7	$148.3

% increase versus prior period	4.5%		7.0%

Net income	$53.3	$41.4	$104.8	$85.7
Impact of restructuring charges (credits)	(2.1)*	5.5 *	0.5 *	11.0 *

Pro forma net income	$51.2	$46.9	$105.3	$96.7

Earnings per share – diluted	$0.41	$0.31	$0.80	$0.64
Impact of restructuring charges (credits)	(0.02)	0.04	—	0.08

Pro forma earnings per share – diluted	$0.39	$0.35	$0.80	$0.72

% increase versus prior period	11.4%		11.1%

* The impact of restructuring activity on net income includes:

Restructuring charges included in cost of good sold	$(1.5)	$(0.8)	$(1.7)	$(1.2)
Restructuring credits (charges)	4.6	(6.4)	0.9	(13.8)
Tax impact included in income taxes	(1.0)	2.2	0.3	4.8
Gain/(loss) on sale of unconsolidated operations	—	(0.5)	—	(0.8)

	$2.1	$(5.5)	$(0.5)	$(11.0)

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be web cast live via the McCormick corporate web site. Go to ir.mccormick.com and follow directions to listen to the call. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include interest and inflation rates as well as foreign currency fluctuations, and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2007. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications: John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2008

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net sales	$764.1	$687.2	$1,488.1	$1,339.9
Cost of goods sold	466.2	415.4	904.4	803.7

Gross profit	297.9	271.8	583.7	536.2
Gross profit margin	39.0%	39.6%	39.2%	40.0%
Selling, general and administrative expense	222.0	198.5	426.7	389.1
Restructuring charges/(credits)	(4.6)	6.4	(0.9)	13.8

Operating income	80.5	66.9	157.9	133.3
Interest expense	12.7	15.2	27.5	29.1
Other income, net	(3.0)	(2.2)	(6.4)	(4.0)

Income from consolidated operations before income taxes	70.8	53.9	136.8	108.2
Income taxes	21.8	16.8	41.7	32.7

Net income from consolidated operations	49.0	37.1	95.1	75.5
Income from unconsolidated operations	4.5	5.0	10.0	11.6
Loss on sale of unconsolidated operations	—	(0.5)	—	(0.8)
Minority interest	(0.2)	(0.2)	(0.3)	(0.6)

Net income	$53.3	$41.4	$104.8	$85.7

Earnings per common share – basic	$0.41	$0.32	$0.82	$0.66

Earnings per common share – diluted	$0.41	$0.31	$0.80	$0.64

Average shares outstanding – basic	128.7	130.2	128.3	130.2
Average shares outstanding – diluted	131.5	133.6	131.3	133.8

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	May 31, 2008	May 31, 2007
Assets
Current assets
Cash and cash equivalents	$47.3	$40.5
Receivables, net	416.5	360.9
Inventories	459.6	427.5
Prepaid expenses and other current assets	59.4	59.5

Total current assets	982.8	888.4
Property, plant and equipment, net	489.4	472.3
Goodwill, net	965.3	819.9
Intangible assets, net	228.0	193.5
Prepaid allowances	44.0	47.0
Investments and other assets	190.9	163.0

Total assets	$2,900.4	$2,584.1

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$136.3	$347.0
Trade accounts payable	260.2	215.6
Other accrued liabilities	360.2	332.5

Total current liabilities	756.7	895.1
Long-term debt	626.9	415.8
Other long-term liabilities	272.8	264.1

Total liabilities	1,656.4	1,575.0
Minority interest	9.5	4.5
Shareholders’ equity
Common stock	538.6	480.9
Retained earnings	380.5	355.4
Accumulated other comprehensive income	315.4	168.3

Total shareholders’ equity	1,234.5	1,004.6

Total liabilities and shareholders’ equity	$2,900.4	$2,584.1

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	May 31, 2008	May 31, 2007
Cash flows from operating activities
Net income	$104.8	$85.7
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	44.1	39.9
Stock based compensation	11.9	13.4
Loss on sale of unconsolidated operation	—	0.8
Income from unconsolidated operations	(10.0)	(11.6)
Changes in operating assets and liabilities	(69.3)	(145.9)
Dividends from unconsolidated affiliates	11.2	9.7

Net cash flow from operating activities	92.7	(8.0)

Cash flows from investing activities
Capital expenditures	(40.2)	(34.8)
Acquisitions of businesses	(77.8)	(3.1)
Proceeds from sale of property, plant and equipment	14.8	0.1

Net cash flow used in investing activities	(103.2)	(37.8)

Cash flows from financing activities
Short-term borrowings, net	(61.0)	115.1
Long-term debt borrowings	253.2	—
Long-term debt repayments	(150.2)	(0.2)
Proceeds from exercised stock options	18.7	27.9
Common stock acquired by purchase	—	(57.6)
Dividends paid	(56.5)	(52.1)

Net cash flow provided by financing activities	4.2	33.1

Effect of exchange rate changes on cash and cash equivalents	7.7	4.1

Increase/(decrease) in cash and cash equivalents	1.4	(8.6)
Cash and cash equivalents at beginning of period	45.9	49.1

Cash and cash equivalents at end of period	$47.3	$40.5